Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-13405, 333-81023 and 333-104280 pertaining to the Amended and Restated 1995 Equity Participation Plan of Ambassadors International, Inc. and in the Registration Statement on Form S-8 No. 333-129404 pertaining to the 2005 Incentive Award Plan of Ambassadors International, Inc.) of our report dated May 22, 2006, relating to the consolidated financial statements of DNC Vessel Management, Inc. as of January 1, 2006 and January 2, 2005 and for each of the three years in the period ended January 1, 2006, January 2, 2005 and December 28, 2003 included in this Current Report on Form 8-K/A of Ambassadors International, Inc.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

Buffalo, New York

July 10, 2006